Exhibit 15.3 CONSENT OF EXPERT TO: All Applicable Authorities AND TO: ArcelorMittaI (the "Company") Dear Sirs/Mesdames: Re: S-K 1300 Mineral Resource and Mineral Reserve Reporting on the Mary River Mine, Nunavut, Canada, dated December 31, 2021 SLR International Corporation (SLR) in connection with the Company's Annual Report on Form 20-F, together with any amendments thereto and all documents incorporated by reference therein (collectively, the "Annual Report"), consents to: • the use of and references to our name, including our status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Annual Report and the Mineral Resources and Mineral Reserves of the Mary River Mine; and to the incorporation by reference of the Annual Report into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form and Registration Statement No. 333-256031 on Form F-3 (and any amendments or supplements thereto). SLR is responsible for, and this consent pertains to, the Mineral Resources and Mineral Reserves for the Mary River Mine. SLR does hereby confirm that it has read the relevant sections of the 2021 20-F (i.e., the cover page, 20-F cross-reference guide, table of contents, risk factors-risks related to ArcelorMittaI's mining activities, reserves and resources (iron ore and coal)), and that the relevant sections of the 2021 20-F fairly and accurately represent the reserves and resources for the Mary River Mine. Dated this 3rd day of March, 2022 Yours sincerely, SLR International Corporation Per: /s/ Richard J. Lambert Richard J. Lambert, P.E., P.Eng. Global Technical Director Technical Director, Mining Advisory US